Exhibit 99.1

ATHENA SILVER ENTERS INTO AGREEMENT TO ACQUIRE
ADVANCED STAGE GOLD EXPLORATION PROJECT IN NEVADA

VACAVILLE, CA - AUGUST 31, 2020 – Athena Silver Corporation (OTCQB:AHNR) (“Athena”) is pleased to announce that it has entered into a binding letter of intent (“LOI”) with Nubian Resources Ltd. (“Nubian”) (TSX VENTURE: NBR) for Athena to acquire Nubian’s Excelsior Springs exploration project located in Esmeralda County, Nevada, USA ( “Excelsior Springs” or the “Property”). Nubian will retain a 1% NSR on the Property and Athena will have the right to purchase 0.5% for $500,000 and the remaining 0.5% at fair market value. The completion of the transaction is conditional upon Nubian obtaining the prior approval of the transaction from the TSX Venture Exchange (the “TSXV”) and any other approvals required under applicable laws.

Under the terms of the LOI, Athena has paid a $10,000 deposit to Nubian for an exclusive 90-day due diligence period during which time Nubian and Athena have agreed to finalize definitive agreements with respect to the transaction, and Athena will make an application for listing on a Canadian stock exchange and will raise a minimum of US$750,000. On closing, Athena will have a maximum of 75 million common shares outstanding and will issue Nubian 50 million common shares valued at $0.05 per share, representing an approximate 40% interest in Athena. Nubian has agreed to a hold period of six months from the date of issuance of the Athena consideration shares. Nubian intends to distribute all or a portion of the Athena consideration shares received by it to its shareholders following the closing of the transaction as a return of capital. Any such distribution of Athena shares would be subject to Nubian obtaining the prior approval from Nubian shareholders and any required approvals of the TSXV.

Athena plans make Excelsior Springs its flagship project and will commission an updated N.I. 43-101 Technical Report to support its planned listing on a Canadian Stock Exchange that will also detail past work and drill programs and highlight future exploration plans to advance the Property.

John Power, President and CEO of Athena, stated, “The potential acquisition of Excelsior Springs gives us the opportunity to build value with this advanced stage gold exploration property in Nevada, one of the world’s best mining jurisdictions, and provides excellent diversification from our prior focus on the Calico Mining (Silver) District in California.”

“The prior work and drill campaigns undertaken at Excelsior Springs provides a great foundation to quickly advance the project which we believe has the potential to host one or more open-pittable gold deposits along with higher grade veins that could be mined underground,” added Power.

About Excelsior Springs Gold Project, Esmeralda County, Nevada

The Excelsior Springs mining claims cover an area of 3.5 square kilometres including the historic Buster mine, which has past production of about 15,000 tonnes (t) at 37 grams per tonne (g/t) gold (Au) to a maximum depth of 70 metres (m). The Property is located in the Walker-Lane tectonic zone of southern Nevada, which hosts a number of large historic gold mines. Total gold production from the zone exceeded 20 million ounces (Moz), with notable deposits including Goldfield (5Moz), Bullfrog (2Moz), Tonopah (2Moz), Mineral Ridge (1.5Moz) and Comstock (8Moz Au, 200Moz Ag). Nubian owns 100% of the 140 unpatented claims at Excelsior Springs with two additional leased patented claims that are subject to a 2% NSR on gold production.

From the mid 1980s through 2009, a number of exploration companies conducted drilling programs, primarily on the patented claims, that began to define the near-surface Buster Mine gold zone. Gold mineralization at the Property occurs within an east-west trending zone that is 200-400m wide and at least 3km long.

The most recent exploration work in 2011 included 3,657m of RC drilling with significant intercepts from that drilling program highlighted below:

•	GE08: 7.6m at 5.1g/t Au from 93.0m
•	GE14: 7.6m at 2.9g/t Au from 19.8m
•	GE02: 3.0m at 4.7g/t Au from 0m
•	GE19: 6.1m at 1.9g/t Au from 117.3m and
•	GE15: 13.7m at 0.8g/t Au from 61.0m

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Gold mineralization discovered at Excelsior to date occurs in quartz vein stock-works and silicified zones in hornfels and calc-silicate altered country rock and generally close to porphyry dykes.  The best mineralization (grade and thickness) is found in altered sediments immediately above porphyry dykes that have intruded along existing east and east-northeast trending faults. The mineralized stock-work vein zones are shallow and have a relatively flat plunge, making them amenable to open pit mining methods, if economic zones are outlined.

Exploration to date has focused on a 2.5 km long section in the central part of the zone where mineralization is at or near the surface.  Surface mapping and an Induced Polarization (IP) geophysical survey identified multiple zones of silicification that correlate well with the known mineralization.  Many of the silicified zones defined by the IP (resistivity highs) have not been tested by drilling and remain targets for future exploration, approximately 4km of the zone is concealed beneath thin transported cover.

A National Instrument 43-101 technical report was filed on SEDAR by Nubian on Excelsior Springs in 2010.

About Athena Silver Corporation

Athena is focused on the exploration and development of precious metals in the Western United States. Its core holding is 36 unpatented claims totaling over 720 acres located in the Historic Calico Mining District in San Bernardino County, California. Athena’s unpatented claims are located adjacent to the historic silver deposits known as Langtry and Pan American Silver’s Waterloo. Athena also owns more than 800 acres of investment property in San Bernardino County, California and has an option to acquire a 1% royalty on the Langtry Silver Deposit.

For more information: John Power, President, 707-291-6198

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation’s periodic filings with the Securities and Exchange Commission.

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